UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 30, 2010

PERFORMANCE TECHNOLOGIES, INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	02-27460 (Commission File Number)	16-1158413 (IRS Employer Identification No.)

205 Indigo Creek Drive Rochester, New York		14626
(Address of principal executive offices)		(Zip Code)

(585) 256-0200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05  - Costs Associated with Exit or Disposal Activities

The Registrant, Performance Technologies, Inc. (the "Company"), announced in a press release on December 30, 2010 its decision to implement an expense reduction program.

In response to a challenging and unpredictable business climate, the Company is implementing a program designed to reduce operating expenses by approximately $4.0 to $4.5 million on an annualized run rate basis.  The program includes the elimination of approximately 22 positions which the Company expects to complete by June 30, 2011.  The Company expects to incur a pre-tax charge of approximately $0.9 million in the fourth quarter 2010 and $0.1 million in the first quarter 2011 for severance and other related costs.  The Company expects the expense reduction program will require cash expenditures of $0.9 million and $0.2 million during the first and second quarters of 2011, respectively.  The anticipated reduction in expenses and the estimates of pre-tax charges and cash expenditures are subject to a number of assumptions, and the Company's actual results may differ.

Exhibit 99.1

Press release dated December 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PERFORMANCE TECHNOLOGIES, INCORPORATED

January 3, 2011	By /s/ John M. Slusser
John M. Slusser
President and Chief Executive Officer

January 3, 2011	By /s/ Dorrance W. Lamb
Dorrance W. Lamb
Chief Financial Officer and Senior Vice President of Finance

Exhibit 99.1

PT Announces Expense Reduction Program

Rochester, NY – December 30, 2010 – PT (NASDAQ: PTIX), the recently rebranded Performance Technologies, a leading global provider of advanced network communications solutions, announced today that it is implementing an expense reduction program.

The program is expected to reduce operating expenses by approximately $4.0-4.5 million on an annualized run rate basis. It includes the elimination of approximately 22 positions which represents 12% of the Company’s workforce and is projected to be largely completed by the end of the second quarter of 2011. The Company expects to incur a pre-tax charge of approximately $0.9 million in the fourth quarter of 2010 and $0.1 million during 2011 for severance and other costs related to this program.  These costs are expected to require an outlay of cash of $0.9 million and $0.2 million during the first and second quarters of 2011, respectively.

“During 2010 we made significant strategic investments aimed at underpinning a solid foundation for long-term future growth,” said John Slusser, President and Chief Executive Officer. “However, based upon the expectation that we may well continue to face a challenging and unpredictable business climate in the near term, we are taking prudent steps to reduce our going forward cost structure. The action announced today will substantially reduce our operating expenses while fully retaining the resources necessary to meet our ongoing customer commitments, further strengthen our product offerings, and continue to deliver excellence in customer support.”

The Company will provide more details of the restructuring announcement during its regularly scheduled quarterly earnings call in early March 2011. All savings and charges indicated in this press release are estimates and subject to change.

About PT (www.pt.com)

PT (NASDAQ: PTIX) is a global supplier of advanced network communications solutions to carrier, government, and OEM markets. PT’s portfolio includes IP-centric network elements and applications designed for high availability, scalability, and long life-cycle deployments. The company’s entire line of offerings is anchored by IPnexus®, PT’s own IP-native, highly integrated platforms and element management systems. OEMs and application developers, including PT itself, leverage the robust carrier grade Linux® development environment and rich suite of communications protocols (PT’s NexusWare®) of IPnexus Application-Ready Systems as a cornerstone component of their end product value proposition. PT’s SEGway™ Signaling Solutions provide low cost, high density signaling, advanced routing, IP migration, gateway capabilities, SIP bridge, and core-to-edge distributed intelligence. The company’s Xpress™ NGN applications enable evolving Mobile 2.0, Multi-media, and IMS based revenue generating services. PT is headquartered in Rochester, NY and maintains sales and engineering offices around the world.

Forward Looking Statements

This press release contains forward-looking statements which reflect the Company's current views with respect to future events and which could impact the Company's financial performance. These statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act. The Company's future operating results are subject to various risks and uncertainties and may be affected by various trends and factors which are beyond the Company's control, including customers' acceptance of the Company's new products. Forward-looking statements should be read in conjunction with the audited Consolidated Financial Statements, the Notes thereto, Risk Factors, and Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company as of December 31, 2009, as contained in the Company’s Annual Report on Form 10-K, and other documents filed with the Securities and Exchange Commission.

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IPnexus, NexusWare, Point Code Emulation, PT, SEGway, and Xpress are trademarks or registered trademarks of Performance Technologies, Inc.

The names of other companies, products, or services may be the trademarks, registered trademarks, or service marks of their respective owners in the United States and/or other countries.

Contact Info:

Dorrance Lamb

PT

585-256-0200

dwl@pt.com